ImageWare Systems, Inc.

Second Quarter 2015 Financial Results

August 10, 2015

CORPORATE PARTICIPANTS

Jim Miller, Chairman and Chief Executive Officer

Wayne Wetherell, Senior Vice President of Administration and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Jaeson Schmidt, Lake Street Capital Markets

Mike Malouf, Craig-Hallum Capital Group LLC

Robert Clutterbuck, Clutterbuck Capital Management

Harvey Kohn, HRK Strategic Advisory

PRESENTATION

Operator:

Good afternoon, everyone, and thank you for participating in ImageWare Systems’ Corporate Update Call to highlight their progress since last update on May 11, 2015.  Joining us today are ImageWare Systems’ Chairman and CEO, Mr. Jim Miller, and the Company’s CFO, Mr. Wayne Wetherell.  Following their remarks, we’ll open the call for your questions.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the US Private Securities Litigation Reform Act of 1995.  Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should, and will, and similar expressions as they relate to ImageWare Systems Inc. are intended to identify such forward-looking statements.  ImageWare may from time to time update these publicly announced projections, but it is not obligated to do so.  Any projections of future results or operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see Risk Factors in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and its quarterly reports on Form 10-Q for the quarter ended June 30, 2015, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made.

I would like to remind everyone that this call will be available for replay through September 10, 2015, starting at 8:00 PM ET tonight.  A webcast replay will also be available via the link provided in today’s press release, as well as available on the Company’s website at www.iwsinc.com.  Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of ImageWare Systems Inc. is strictly prohibited.

Now, I would like to turn the call over to the Chairman and Chief Executive Officer of ImageWare Systems, Mr. Jim Miller.  Sir, please go ahead.

Jim Miller:

Well, thank you, Shannon, and good afternoon everyone.  As you saw at the close of the market today, we reported financial results for the second quarter ended June 30, 2015.  I’d like to begin today’s call by speaking first about some specific financial results for the quarter and afterwards I’ll walk you through some recent developments.

In the second quarter of 2015, total revenue increased 81% to $1.7 million, compared to $900,000 in the year ago quarter, primarily due to higher software and services revenues related to the recognition of revenue for the Biometric Identification Project for Los Angeles World Airports, or LAX.  Gross margin in the quarter was 52.9%, compared to 75.2% in the year ago quarter.  The decrease was primarily due to the uncharacteristically high cost of professional service revenues which already have inherently low margin and the high cost related to the LAX project which was drawn out over a significantly longer period than was originally expected.  Net loss in the second quarter was $1.8 million or a negative $0.02 per diluted share, compared to a net loss of $2.1 million or a negative $0.02 per diluted share in the year ago quarter.  At June 30, 2015, cash and cash equivalents totaled $6.4 million, compared to $200,000 at December 31, 2014.

Now, moving on to our Corporate Update, ImageWare’s strategy to target large IT providers and deliver security for their cloud and mobile customers remains on track.  Ultimately, and as we’ve said in the past, our model is dependent upon our partners and we have formed very significant relationships with some of the world’s largest companies, such as Fujitsu, TransUnion, Computer Associates Technologies, IBM, Deutsche Telekom, Agility, Extenua, and more recently with Lockheed Martin and Online Auction.  All of these partners have now moved from the testing phase to the integration phase and some of them are even now moving to the launch of aggressive marketing campaigns.

You should know that none of them have changed their mind or their plans with respect to the roll-out of ImageWare products.  Much to the contrary, that they live in and see the same world that you and I do, a world that saw 50% of all organizations experience some form of data breach in the last 12 months, and two-thirds of those breaches involving the compromise of pins and passwords.  They see reports such as the one in this weekend’s Wall Street Journal on massive thefts of medical data which led to fraudulent procurement of prescription drugs, health services and medical equipment.  Several of our channel partners are now farther along in the process and are on the verge of closing licensing agreements with global customers of their own for the use of one or more of our identity management products.

While we certainly expected some of these agreements to be producing revenues before today, it’s important to note that we are dealing with large organizations that are thoughtful and methodical about the roll-out of our transformational software.  All of them have either completed or will soon complete their development and integration and move onto market launch.  Please recall that each new added user of our products adds monthly, regular, recurring revenue that will positively impact our financial picture.  In fact, as some of you have already noted, one large user can, by themselves, transform IWS.  Given the activity we currently see, we continue to believe that we will hit several of our financial goals, such as turning cash flow positive, at some point during the remainder of 2015.

Now, let’s dive into some specific projects.

In Baja California, which is our first on-premise CloudID Software-as-a-Service installation, we continue to perform well.  While we were surprised that it was a government customer who jumped in and become our first CloudID SaaS customer, we are now looking forward to additional opportunities with new government customers who have expressed an interest in the model due to its financial attractiveness in a time of challenging government budgets.

Our major international retailer continues to exercise extreme precautions regarding security around the collection of employee data.  For those of you who aren’t familiar, Mexican privacy laws are significantly more stringent than those here in the United States.  Once the retailer is satisfied, we expect the agreement to move forward as planned.  As such, we will update our Shareholders appropriately.  While they go through their process, we have focused our resources in efforts on more near-term opportunities but remain ready to re-engage whenever we are required.

Moving on to our German projects, Deutsche Telekom advises us that they are in the final stages of product testing and are meeting with healthcare officials and the German government to set the definitive start date for the pilot in Bavaria and Saxony.  They advise us that we should be ready to go during the current quarter.

At the end of 2014, we entered into a partnership with TransUnion to integrate their ID Manager Solution with our GoVerifyID product, allowing ImageWare to deliver advanced fraud prevention capabilities to organization.  Through the relationship, consumer identities will be thoroughly analyzed using both biometrics and the new TransUnion ID Manager 2.0 platform.  TransUnion has now completed its software upgrade, as well as the integration of the IWS GoVerifyID product, and has now begun the active marketing and selling of IWS Identity Management products.  We believe they are very close to the first customer.

At Computer Associates, we have received final product certification and CA Technologies as another partner that has now initiated its sales activities.  If you take a look at the CA global website, you will see IWS products are featured in a number of places.  We have now begun jointly calling on a number of selected financial institutions that are current users of the CA Single Sign-On Software that is integrated with our GoVerifyID product.

Our global contract with Fujitsu to jointly market a cloud-based multimodal biometric identity management system is in its final stages of implementation.  As mentioned last quarter, we are in the process of executing a master agreement that would pave the way for a global roll-out.  Even as we complete this agreement, Fujitsu has begun an aggressive marketing campaign, kicked off by our successful presentation at the Fujitsu Worldwide Forum in Tokyo early this summer, and Fujitsu has a number of pilots being run by large and well-known companies which are customers of theirs, including a major Korean retailer.

In March of this year, we signed a binding agreement with Kuwait-based Agility to create a joint venture company based in Kuwait City which will sell the IWS product suite throughout the Middle East and other countries, such as India, where Agility has existing customers under contract.  Agility is a nearly $5 billion revenue company, employs over 20,000 people globally and is a leader in the supply chain management space.  They have existing customers with the current need for our products and under our agreement we will receive a one-time technology fee upon the commencement of joint venture operations, as well as ongoing revenues from the sale of Software-as-a-Service from the region.  As we move to close the formal joint venture paperwork, we and Agility at the same time have been finalizing the first three business cases for our joint effort, with our goal of opening the joint venture doors with existing revenue-generating customers; clearly, the only reason to pursue such a joint venture.  We expect to close our deal with Agility and to commence joint venture operations during the current quarter.

Moving on to Extenua,  Extenua is a pioneering developer of enterprise security software that simplifies the use and access of cloud storage.  Our GoVerifyID solution is integrated with their Cloud2Drive product to help enterprises, both large and small, face security challenges hosted with cloud storage.  Extenua is in the process of finalizing their integration with IBM and the two companies have agreed to a September 1 launch date.  Again, as with all of our partners, we have been busy in anticipation of that launch and engaged in joint sales efforts with Extenua.  We are confident that, as with our other partners, we will be able to report sales as a result of these efforts very soon after the Extenua launch.  Once Extenua launches, the joint product will be available on IBM’s Bluemix cloud platform, as well as directly from Extenua.  You should know that IBM’s Bluemix is similar to an enterprise app store, allowing IBM cloud customers to choose among a collection of either IBM software and services or those from a variety of vendors, such as ImageWare.

In the beginning of June, we entered into a three-year licensing agreement with Lockheed Martin under which we will integrate our Biometric Engine into the Lockheed Martin cloud-based multimodal biometric IDHaystack Identity as the service platform.  Lockheed Martin will then offer the identity service to the federal government and other customers through its FedRAMP-approved government community cloud, where it is one of three approved vendors for the US federal government.  The integration of the patented IWS Biometric Engine into Lockheed Martin’s cloud-based multimodal biometric product will enable Lockheed to quickly offer advanced, secure, cloud-based capabilities to their customers.

Our agreement with Lockheed could potentially be one of the most valuable agreements today.  I’ll remind all of our Shareholders that Lockheed Martin has the world’s largest and most successful biometric reference account in the world in the Federal Bureau of Investigation, and to say that we are excited to be part of Lockheed’s efforts to leverage that experience into additional clients around the world doesn’t really do justice to our enthusiasm.  Our integration with Lockheed is now complete and Lockheed has begun its sales and marketing efforts.  There could be no argument that Lockheed is a world-class company and we believe that this serves as yet another example that we continue to be recognized as the go-to-company for cloud-based multimodal identification management services, as our large partners begin to navigate the emerging business opportunities that is Biometric Identity Management.

In July, we executed an agreement with OnlineAuction.com to provide ImageWare’s patented GoVerifyID Mobile Biometric Security Software to 200,000 online auction members, with integration beginning in the current month, August 2015, and implementation set at the end of September or before.  OnlineAuction.com, known as OLA.com, provides online auctioning services throughout the world via the Internet and is expecting significant expansion later this year as is begin its service to the Asian-Pacific marketplace.  OLA members will access their accounts via biometric authentication of their identity using voice and face recognition.  OnlineAuction.com will utilize the IWS product under a Software-as-a-Service agreement paying a monthly service fee.  We estimate the contract value to be approximately $3.6 million over a 12-month period following the start of customer implementation.

The OLA agreement makes another point.  IWS customers may come from unexpected sources or sources some may not be familiar with, but that does not diminish at least the power of such customers to generate seven-figure recurring revenues, and that is both the simplicity and the beauty of the model.

Now, moving on to some exciting news on our leadership, we have recently appointed Bob Brown as Vice President of Sales.  Bob has an impressive track record with several very successful software companies, such as Ascend Communications, Chipcom, and AeroSpace Network.  He was also one of the founders and managers of the Microsoft Partner Center, located on the Microsoft Corporate Campus in Redmond, Washington.  Over the last six weeks, Bob has helped us add three new sales professionals, who are based in the East Coast, the Midwest and in Silicon Valley.  These are veteran producers with a mission to accelerate moving our product to market.  Our products are complete and the opportunity in the biometric space is already there.  We are now focused on speeding the sales process and successfully getting this product in front of potential partners that can bring our products to market on a global scale.

Before turning to your questions, I’d like to say that over the past several quarters we’ve entered into nine major partnerships, some with major global firms, for the integration and resale or direct use of our products.  You should look for us to continue to add additional large global partners as we move forward.  Biometrics as an industry is just now moving into the consumer realm and is really in the very early innings of its development.  Like many of the successful technologies before it, it will take time to root and then explode and flourish as initial deployments turn to full-scale adoption.  As you look around and do your own research, you will see these verifiable signs everywhere.  As we’ve cautioned in the past on several locations, we are not quite yet a quarter-to-quarter company, but it is a priority for us to get there, and as biometrics grows into the consumer market, we are confident that this will happen shortly, rapidly and successfully.

Now, I’d like to open the call to any questions you might have.

Operator:

Thank you, sir.  If you would like to ask a question, please signal by pressing star, one on your telephone keypad.  If using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, that is star, one for questions.

We’ll take our first question from Jaeson Schmidt with Lake Street Capital Markets.

Jaeson Schmidt:

Hey, guys, thanks for taking my questions.  I’m wondering if you could start by sharing how much revenue from the LA World Airport you recognized in Q2 and if you expect to recognize any additional revenue from that project going forward?

Wayne Wetherell:

Yes.  In Q2, we recognized approximately $700,000 in revenue from the LAWA project and we’ve got a little over $100,000 remaining that we feel we’ll be able to recognize in Q3.

Jaeson Schmidt:

Okay, great, and then, Jim, I’m wondering if you could share with us some of the potential economics in the Lockheed deal.

Jim Miller:

Sure.  Lockheed and ImageWare’s license agreement, Jaeson, is done as a Software-as-a-Service, so we will be paid per person per month.  We have a set price list with Lockheed in place.  It’s got a little bit of room to negotiate, because that’s just required in the business that we are in, pricing may have to be adjusted, but all of the prices involved are in excess of $1.00 and up per person per month, and some of them go into $2.00 and $3.00 range.  It’s kind of a large matrix of pricing, but that’s kind of the floor and it goes up from there.

So, SaaS-based model, Lockheed actually is very excited about the SaaS-based model, including in the government space, and they’ve had some interest in that space on that model and they believe that, as I mentioned in my remarks, that because of the challenging government budgets, but is pretty much prevalent around the world, they will be able to get acceptance of that model in a space that, as you know, historically, has not accepted it.

But, I should also point out that Lockheed is not just confining its efforts to government space.  They are, indeed, moving out into the consumer space, and I can tell you that they are actively engaged in discussions with a number of large companies about biometric identity management products.  So, we’re very enthusiastic on all fronts with Lockheed, it’s just a great deal, great partner to be involved with.

Jaeson Schmidt:

Okay, great.  Then, looking at the German healthcare roll-out, it sounds like those will be starting this quarter, any sense about the size of the initial roll-out?

Jim Miller:

Yes, I do.  It’s been a bit of a path and as we’ve seen from healthcare battles in discussions in our own country, none this stuff proceeds in a straight and orderly fashion or line, and so it’s true in other countries, as well.  As we’ve said before, the government of Germany has set the states, which are two of the 15 states in Germany, Bavaria and Saxony, as the pilot area that we’re going to start with, and we are going to start with several hundred physicians and a number of hospitals that have already been targeted to start, but the pilotis going to be on a set price and we haven’t finalized that price and I’ll be able to share it  with you next time we talk.  It was easier to do it that way than it was to—for such a small number, set an individual price, but we’re happy with the deal.  So, you should look at a number in the low-seven-figure range for the pilot, but then that will give way to a per-person-per-month going forward.

Jaeson Schmidt:

Okay, and the last one before I jump back in the queue.  It sounds like you’ve hired some additional sales people.  How should we look at op ex ramping going forward?

Jim Miller:

I think these folks were really in the plan.  They were brought on because we see an unprecedented level of activity.  From a historical perspective, it’s the most activity and action and interest in our products that this Company has ever seen.

Wayne Wetherell:

From an op ex standpoint, at the same time, we did reduce some of our other headcount and costs in the sales department as we brought these people on.

Jaeson Schmidt:

Okay.  Thanks a lot guys.

Jim Miller:

Yes, you bet.

Operator:

We’ll take our next question from Mike Malouf with Craig-Hallum.

Mike Malouf:

Great.  Thanks, guys, for taking my questions.  If I could just ask a little bit further on the op ex side, your G&A was down quite a bit in the quarter, and I know that was due to some cost cutting that you guys embraced, but where do you think—if you add up your op ex at this point, where do you think a steady state is for you on the total amount?

Wayne Wetherell:

I think right now, we’re right in the, $2.650 million approximately a quarter.  I think as we look forward, with some of the growth, we see those op ex coming up to approximately the $3 million range on a quarterly basis ...

Mike Malouf:

Okay, great.

Wayne Wetherell:

… but we don’t see it going much higher than that.  The only thing that’s a wildcard in there is—what shows up in there is also your commissions, and as these revenues start to kick in, commissions will probably hit and take that to a higher basis in months where we have particularly high commissionable sales.

Mike Malouf:

Yes, that makes sense, great, and then, Jim, if you could just help us with—the first partner you had was Fujitsu and it’s been a while now and I know they kind of went through different agreements and then working on the master agreement.  Where are we with that roll-out again?  Can you just remind me …

Jim Miller:

Sure.

Mike Malouf:

… where they’re at, and as you look over the next year, or maybe even as you reflect on the past couple of years, why haven’t they been as successful as we originally sort of thought?

Jim Miller:

I think, no question, it’s been a bit of a path that we’ve travelled together with our partners there, Mike, but I think, really simply, what you’re seeing is an extremely large company—I mean, clearly one of the world’s largest companies—shifting the administration to that agreement from a North American group to its corporate headquarters in Tokyo.  The North American group was very conversant and has spent a lot of time working while working with us.  When corporate took it over, there was a whole lot of new people and a whole lot of new learning, and the process, including some cultural aspects of the process, are just different in other countries than they are here, and it took a while to get everybody up to speed, but I can assure you of  this, they are (a) up to speed and (b) they are out marketing, so we should expect to see things happen there very shortly.  They have launched a very ambitious marketing campaign, particularly in the Asian market, they have produced at significant expense to them quite a bit of marketing material, and they are in the process now of systematically exposing the product to literally every one of their large partner companies.  So, it has taken a bit, to be sure, but I think it’s going to be well worth the wait, because they are out there aggressively doing their thing.  Again, we haven’t seen the metrics reflect that, but you’ll see it very shortly, because they’re going to make stuff happen, there’s no question in our minds about that.

Mike Malouf:

If you had to sort of project timing on that, or maybe even when you take a look at your most closely and the near-term opportunities, are you thinking revenues—at least significant revenues on the staff side, do you think we’ll see some in the first half of next year?

Jim Miller:

Oh, yes, oh absolutely.  We think you’ll see some before, in this year, but significant, yes, yes.  Given the amount of activity, Mike, that we’re seeing, and trying to manage the hours in the day to handle that activity has been a challenge, but a challenge you always want—and make no mistake, we’re thrilled about it, but there is so much activity that we are highly confident, given the activity and given our conversations and given the place that that activity is in terms of moving things to sale, that those things will be converted and you will see significant revenue, yes, absolutely

Mike Malouf:

Then, just sort of as a follow-up to that question, when you take a look at your liquidity as it stands now—I think you ended with just over $6 million in cash—can you talk a little bit about how you see that?  Is that enough for you guys to get to cash flow positive?  If not, what are some of the other options you have?

Wayne Wetherell:

Yes, we do feel that’s enough.  That $6.4 million is also supplemented by another $3.1 million in line of credit, although we don’t anticipate—we’re not forecasting having to dip into the line of credit.  So, that’s a total of almost $9.5 million available to us and we see that getting us to the cash flow which we’ve already said we anticipate hitting some cash flow positive yet this year.

Jim Miller:

Yes, Mike, I think we’re in pretty good shape.  We’re going to see the conversion here of these opportunities and deals we’ve had working.  I mean, it’ll come as no surprise to you as we’re speaking, there are dozens of things in discussion, a lot.

Mike Malouf:

So, you actually think that the—so let me just make sure I understand.  So, you think the fourth quarter of this calendar year of 2015, you can be free cash flow positive?

Wayne Wetherell:

We haven’t projected that, but we anticipate that we will see months of cash flow positive.  We’ve forecasted out a number of different months, during the third—well, actually the fourth quarter, that would be cash flow positive.

Mike Malouf:

So, sort of crossing into that positive cash flow by the end of the year, call it that?

Wayne Wetherell:

Correct.

Jim Miller:

Yes, correct.

Mike Malouf:

Okay, great.  Thanks a lot, appreciate the help.

Jim Miller:

You bet, Mike.

Operator:

We’ll move to our next question from Bob Clutterbuck with Clutterbuck Capital Management.

Robert Clutterbuck:

Hey, Jim.  Hi, Wayne.  How are you guys?

Jim Miller:

Hey, Bob, good.

Wayne Wetherell:

Good thanks.

Robert Clutterbuck:

Actually, a couple of my questions were already asked, but I’d like to follow up on the previous questions on the cash flow side.  Jim and/or Wayne, would you care to extrapolate or expand a little bit on 2016?  If we expect to be free cash flow positive in several months remaining in 2015, are you willing to say that we’ll be cash flow positive in 2016?

Wayne Wetherell:

Yes, absolutely.

Robert Clutterbuck:

Okay, and, Jim, you referenced in the previous question about substantial revenues, and I know all firms, like you guys, are always reluctant to quantify that, but since we’re free cash flow in 2016, would you stick any type of range, or at least bottom-end range on the revenue side in 2016?

Jim Miller:

Well, we know what our breakeven is and—you know, we’ve just said  we expect profitability.  So, this Company needs somewhere in the $14 million to $15 million in top line revenue to break even, so there’s is a floor.  That said, that’s not a target that we get up every day and aim to hit, because we think it’s too low.  We haven’t forecasted out ‘16 totally yet, but—the activity that we’re seeing, and Investors see it too, it’s not a mirage.  The landscape is changing very, very quickly and very positively towards the adoption of biometrics.  It’s a new technology.  As I have said in the past, it’s not a light-switch adoption where it just happens, it’s taking some time, but make no mistake, it’s happening.  I mean, you can look around and see all kinds, as we said, of verifiable signs.

So, I think ImageWare’s Shareholders are looking forward to a big 2016, as these things come on, and as we said in the remarks, they’ll come from interesting places, some companies that are name brands and top in the world and some that maybe folks haven’t heard off, but they can all be significant contributors in producing regular recurring seven-figure and eight-figure revenues for this Company, and as you know, our bar to cross is fairly low, we’ve kept the expenses and costs reasonable, and there’s no reason why shouldn’t see a significant top and bottom line in 2016.

Robert Clutterbuck:

Well, that would be terrific, and two more quick ones.  You’ve talked about a lineup of partners and they’re all extraordinarily recognizable names.  When you look forward, do you see a majority of the revenues coming in government, healthcare or finance, or kind of other, like at auction dot com, or maybe talk about those three sectors?

Jim Miller:

Yes, I think those three sectors we originally targeted will be the ones you see, retail, finance and financial services, and medical and healthcare.  There will be, undoubtedly, a few others.  It is remarkable, the creativity of our customers to find use cases where biometrics could be employed, is truly amazing.  Sometimes people come in here and tell us “hey we have an idea to take biometrics into this space,” and to be honest with you, we look at each other and go “wow, we didn’t think of that.”   But, that said, we can do it.  But I think the three principal areas that we targeted are the areas you’ll see the revenues come from, and I think it’s going to go heavily into the private sector now.  I’m not saying that there will be no government revenues.   As we’ve said, that’s our legacy, as you all know, and that’s a business that we continue to play in and we will very strategically make decisions to go after, but—and of course our partners such as Lockheed, that is their business and they will go after those.  But I think you’re going to start to see now the large-scale consumer adoption of biometrics, which is really the exciting market that we’ve built these new products for.

Robert Clutterbuck:

Okay, and last but not least, Jim, you talked in your remarks about potential new partners.  Are they international in name recognition, like Lockheed or like your several partners?

Jim Miller:

Yes, big name companies that you’ll know, yes, absolutely.

Robert Clutterbuck:

That’s terrific.  Well, I hope we have very smooth sailing, it could be very exciting.  Thanks for taking the time.

Jim Miller:

You bet, Bob, any time.

Operator:

As a reminder, that is star, one if you’d like to ask a question on phone, star, one, and we’ll take our next question from Harvey Kohn with HRK Strategic Advisory.

Harvey Kohn:

Hey, Jim.  Hey, Wayne.

Jim Miller:

Hey, Harvey.

Harvey Kohn:

Most of my questions were answered, but I wonder if you could perhaps give me or us a little more color on—I’m not quite sure when the major players, like a Lockheed and CA Technologies, go out there and they have now integrated our technology into their platform—so, for example, the Lockheed IDHaystack platform, when they’re going out to their clients, is the ImageWare technology an option or is it part of their—of the platform when they’re going out there?

Jim Miller:

It’s a great question and, no, it’s not an option.  It is built into—think of it as being hardwired into the platform.  In the Lockheed case, the license agreement covers their biometric engine.  Lockheed vetted that product over several years in tests and selected it.  We are the matching engine for their biometric IDHaystack program.  So, it will be sold, of course, as a Lockheed Martin partner, but with ImageWare inside, if you will.

Harvey Kohn:

Body by Fischer.

Jim Miller:

There you go, yes.

Harvey Kohn:

One other question, you know, and although it is a relatively small contract, given the fact that it’s the first contract under the SaaS program, I’m curious—you said it’s going well with Baja California.  I mean, have we been signing 10,000 people a month or 20,000, or have there been any hiccups, because it’s a great reference?

Jim Miller:

Yes, and, again, and as I said, a surprise, albeit a pleasant one for us, because we really didn’t think that a government of any country would be so interested in putting a cloud-based SaaS service in, but they did, and as I said, it went operational a couple of months back, at the beginning of the year, and it has performed well.  We are producing just over 21,000 licenses a month.  That’s a ramp-up, Harvey, that’s not a—it starts slow and it rolls up.

Harvey Kohn:

Right.

Jim Miller:

Baja California is not a large population —it’s a large land mass.  It’s a very rural state outside of a couple of major cities.  So, it probably goes to—at its high, in the 30s, and that’s where it probably tops out, just given the demographics of the state.  But there has been a lot of interest, I’m happy to report, in the government in that country about other implementation for cloud-based identity management, particularly on the driver’s license side.  So, that’s something that working with our prime contractor—as you know, we’re not the prime here, we just simply supply the software, but we ...

Harvey Kohn:

(Inaudible) name of the contractor?

Jim Miller:

The company is called Insha (phon), they do a lot of work in the Mexican market.  And they’re looking at other opportunities and have asked if we would supply the software to them under license and of course the answer is, absolutely, we would.

Harvey Kohn:

Okay, great.  Thank you very much.

Jim Miller:

You bet.

Operator:

At this time, this concludes our question and answer session.  I would now like to turn the call back over to Mr. Miller for closing remarks.

Jim Miller:

Thanks, Shannon.  You know, we get asked occasionally by Investors that if IWS products are all that, why hasn’t the Company hit critical mass sooner, and it’s a good and valid question with, I think, an equally good and valid answer.  Steve Jobs once said that change by itself is difficult but revolutionary change is harder, more stressful and takes longer, and it even occasionally involves, he said, going through a period where folks actually believe it won’t happen, until of course it does.

At ImageWare, we’re leading a revolutionary change in how the world identifies you and protects your integrity of the things you own, your identity, your data, your financial assets, and more.  We’re replacing and/or supplanting a process that has been in place for over 35 years, the PIN and password.  Some of the world’s largest companies have agreed with our vision and our products and are joining us to market these products under their global brand.  Revolution is never easy, or even pretty, but it is underway and we think it’d be foolish to ignore industry players, such as ourselves who’ve established credible and significant beachheads in an exciting and emerging space.  As we move ImageWare down the road to success, we look forward to reporting our progress and we’ll see you at our next formal corporate update in November.  As always, we appreciate your time and your support and wish you all a very good afternoon.

Operator:

That does conclude today’s conference.  Thank you for your participation.